Exhibit 99.1

PIONEER BANKSHARES, INC.

2008 - 3rd QUARTER EARNINGS RELEASE

FOR IMMEDIATE RELEASE:

For Inquiries Contact:	Thomas R. Rosazza, President/CEO (540) 778-2294

Stanley, VA, October 27, 2008 — Pioneer Bankshares, Inc., (OTC Bulletin Board: PNBI.OB), parent Company of Pioneer Bank, reported year-to-date net earnings of $1.1 million as of September 30, 2008 as compared to net earnings for the same period last year of $1.3 million. The decrease in earnings of approximately $142,000, or 11.34%, is primarily attributed to a reduced volume of loans and related interest income, additional loan loss reserve allocations, and increased operating and legal expenses. Earnings per share were $1.09 for the period ending September 30, 2008 compared to earnings per share of $1.24 for the same period last year.

The Company’s total assets as of September 30, 2008 were $160.3 million and total liabilities were $143.6 million. Total capital as of September 30, 2008 was $16.6 million. The Company’s loan portfolio has decreased by approximately $8.3 million or 6.58% during the nine month period ending September 30, 2008. The decrease in loan volume is primarily attributed to low consumer demand, commercial and residential real estate loan payoffs, and other consumer refinancing activities. The deposit portfolio has decreased approximately $804,000 or 0.63% during the nine month period ending September 30, 2008.

Investments in securities available for sale have increased by $7.5 million during the nine month period ending September 30, 2008, as compared to total securities at December 31, 2007. Investments in interest bearing deposits have increased by approximately $8.4 million during the same period. Total outstanding borrowings have increased by approximately $9.1 million. The increase in borrowings is primarily the result of fixed low-rate advances that were obtained from the Federal Home Loan Bank of Atlanta. These borrowings were initiated to support investment activities, with funds generally being placed in matching term investment instruments at a rate of interest higher than the borrowing rate.

The Company’s book value as of September 30, 2008 was $16.37 per share, as compared to a book value of $16.09 per share as of December 31, 2007. This represents an increase of 1.74%. Additionally, shareholder dividend payments for the nine month period ending September 30, 2008 increased by 2.38%, as compared to the same period last year.

Management recognizes that prevailing economic conditions may have the potential to adversely impact the Company’s operational results, including future earnings, liquidity, and capital resources. Management continually monitors economic factors in an effort to promptly identify specific trends that could have a direct material effect on the Company.

Pioneer Bankshares, Inc. is a one-bank holding company headquartered in Page County, Virginia. It owns and operates seven branch locations. The Company’s main branch and corporate office is located in Stanley, Virginia, with other branch locations in Shenandoah, Luray, Harrisonburg (2), Stanardsville, and Charlottesville, Virginia.

Additional financial highlights for the period ending September 30, 2008 are included in the table below.

PIONEER BANKSHARES, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except for per share data)

Unaudited

	September 30, 2008	December 31, 2007
Balance Sheet Summary
Total Assets	$160,278	$151,825
Loans, net of allowance	117,344	125,611
Investment Securities available for sale	18,551	11,069

Deposits	126,551	127,355
Borrowings	16,000	6,900

Stockholders’ Equity	16,647	16,275

	For the nine months ended September 30,
	2008	2007
Condensed Statement of Income
Interest and dividend income	$7,895	$8,022
Interest expense	2,894	2,931

Net interest income	5,001	5,091

Provision for loan losses	292	210

Net interest income after provision for loan losses	4,709	4,881

Non-interest income	924	931
Non-interest expense	3,971	3,918

Income before income taxes	1,662	1,894
Income tax expense	552	642

Net Income	$1,110	$1,252

Per Share Information
Earnings per share, basic and diluted	$1.09	$1.24
Dividends per share	0.43	0.42
Book value	16.37	16.09